Limited Liability Partnership Agreement

                                       of

                         The Denver Newspaper Agency LLP




























                                                                January 22, 2001

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                                TABLE OF CONTENTS

                                                                            PAGE

                                   ARTICLE I
                                   Definitions

                                   ARTICLE II
                        The Limited Liability Partnership

2.1      Formation............................................................11

2.2      Name.................................................................12

2.3      Business Purpose.....................................................12

2.4      Registered Agent.....................................................12

2.5      Term.................................................................12

2.6      Principal Place of Business..........................................12

2.7      Title to Partnership Property........................................12

2.8      The Partners.........................................................13

2.9      Fiscal Year..........................................................13

2.10     Representations and Warranties of the Parties........................13

2.11     Survival of Representations and Warranties...........................14

                                   ARTICLE III
                       Capital Structure and Contributions

3.1      Initial Capital Contribution of Post Entities........................15

3.2      Certain Additional Capital Contributions.............................15

3.3      Other Capital Contributions..........................................16

3.4      No Right to Return of Capital Contributions..........................16

3.5      Loans by Third Parties...............................................16

                                   ARTICLE IV
               Capital Accounts; Allocation of Profits and Losses

4.1      Capital Accounts.....................................................16

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

4.2      Book Allocation......................................................17

4.3      Tax Allocations......................................................21

                                    ARTICLE V
                                  Distributions

5.1      In General...........................................................23

5.2      Periodic Distributions...............................................23

5.3      Special Distribution.................................................24

5.4      Distribution in Event of Sale of Interest in Colorado Rockies........26

                                   ARTICLE VI
                             Accounting and Reports

6.1      Books and Records....................................................26

6.2      Reports to Partners..................................................27

6.3      Tax Matters Partner/Annual Tax Returns...............................28

6.4      Actions in Event of Audit............................................30

6.5      Tax Election.........................................................31

                                   ARTICLE VII
                               Actions by Partners

7.1      Meetings/Actions by Partners.........................................31

7.2      Certain Matters Requiring Approval of the Partners...................32

7.3      Action by Consent....................................................33

                                  ARTICLE VIII
                              Management Committee

8.1      The Management Committee.............................................33

8.2      Removal of Members of the Management Committee; Vacancies............35

8.3      Meetings of the Management Committee; Notice.........................36


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

8.4      Quorum...............................................................36

8.5      Voting...............................................................37

8.6      Certain Matters Requiring an Absolute Majority Vote of the
         Management Committee.................................................37

8.7      Action by Consent....................................................40

                                   ARTICLE IX
                       Transfer of Partnership Interests;
                       Additional and Substitute Partners

9.1      Prohibited Transfers.................................................40

9.2      Permitted Transfers by Partners......................................41

9.3      Substitute Partner...................................................42

9.4      Involuntary Transfers................................................43

9.5      Right of First Refusal...............................................45

                                    ARTICLE X
                           Dissolution and Liquidation

10.1     Dissolution..........................................................48

10.2     Closing of Affairs...................................................48

10.3     Orderly Liquidation..................................................50

10.4     Deficit Upon Liquidation.............................................50

                                   ARTICLE XI
                             Amendments to Agreement

                                   ARTICLE XII
                                 Indemnification

12.1     Remedies for Breach..................................................51

12.2     Limitation of Liability..............................................51

12.3     Indemnification by Partners for Breach of Representations or
         Warranties...........................................................51

12.4     Indemnification by Partnership.......................................54


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

                                  ARTICLE XIII
                               General Provisions

13.1     Arbitration..........................................................58

13.2     Notices..............................................................59

13.3     Confidentiality......................................................60

13.4     Public Announcements.................................................61

13.5     Entire Agreement, Amendments, etc....................................61

13.6     Construction Principles..............................................62

13.7     Counterparts.........................................................62

13.8     Severability.........................................................62

13.9     Expenses.............................................................62

13.10    Governing Law........................................................62

13.11    Binding Effect.......................................................63

13.12    Additional Documents and Acts........................................63

13.13    No Third Party Beneficiary...........................................63

13.14    Limited Liability Partnership........................................63


                                    EXHIBITS

Exhibit A     Denver Newspaper Agency Contribution and Sale Agreement

Exhibit B     Denver Newspaper Agency Joint Operating Agreement

                    LIMITED LIABILITY PARTNERSHIP AGREEMENT

                                       OF

                         THE DENVER NEWSPAPER AGENCY LLP

      This Limited Liability Partnership Agreement of the Denver Newspaper Agency LLP is this 22nd day of January, 2001 hereby adopted by and among The Denver Post Corporation, a Delaware corporation ("Denver Post"), its wholly owned subsidiary, Eastern Colorado Production Facilities, Inc., a Delaware corporation ("Eastern Colorado" and together with Denver Post, the "Post Entities") and The Denver Publishing Company, a Colorado corporation ("Denver Publishing"). Denver Post, Eastern Colorado and Denver Publishing shall hereafter be known as and referred to as the "Partners" and individually as a "Partner."

                                    RECITALS

      A. On April 24, 2000, the Post Entities formed Denver Post Publishing Facilities LLC, a Delaware limited liability company (the "Company") by the filing of a Certificate of Formation with the Delaware Secretary of State.

      B. On the date hereof, the Post Entities, pursuant to a Certificate of Conversion filed with the Secretary of State of Delaware, converted the Company into a Delaware limited liability partnership (the Company, as converted, shall hereinafter be referred to as the "Partnership"), and in connection therewith, changed the name of the Partnership to "The Denver Newspaper Agency LLP."

      C. After the conversion described in Recital B above, (1) the Post Entities desire to make certain additional capital contributions to the Partnership as set forth herein, (2) after the capital contributions described in the preceding clause (1), Denver Publishing desires to purchase from Denver Post, and Denver Post desires to sell to Denver Publishing, an Interest in the

Partnership, and (3) after the purchase by Denver Publishing of an Interest in the Partnership described in subparagraph (2) above, Denver Publishing desires to make certain additional capital contributions to the Partnership as set forth herein such that, immediately after such occurrence, the Percentage Interests shall be 49% for Denver Post, 1 % for Eastern Colorado, and 50% for Denver Publishing.

                                    ARTICLE I
                                   DEFINITIONS

      "ABSOLUTE MAJORITY VOTE OF THE MANAGEMENT COMMITTEE" means the affirmative vote of a majority of all of the appointed members of the Management Committee irrespective of whether all of the appointed members of the Management Committee are present at a duly constituted meeting of the Management Committee.

      "ACT" means the Delaware Revised Uniform Partnership Act, as in effect from time to time.

      "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

            (i) such Capital Account shall be deemed to be increased by any amounts that such Partner is deemed to be obligated to restore pursuant to (A) the penultimate sentence of Regulations Section 1.704-2(g)(1), or (B) the penultimate sentence of Regulations Section 1.704-2(i)(5); and,

            (ii) such Capital Account shall be deemed to be decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

      "AFFILIATE" means any person controlled by, controlling, or under common control with the entity in question.

      "AGREEMENT" means this Limited Liability Partnership Agreement of The Denver Newspaper Agency LLP.

      "BANKRUPTCY EVENT" means with respect to any Partner (i) the application for, or the consent to, the appointment of a conservator, receiver, trustee, liquidator or the like for itself or its property; (ii) the admission in writing of its inability to pay its debts as they mature; (iii) the making of a general assignment for the benefit of its creditors; (iv) its being adjudicated as bankrupt or insolvent; (v) its filing a voluntary petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceedings, or corporate action taken by it for the purpose of effecting any of the foregoing or (vi) an order, judgment, or decree being entered against it by a court or governmental agency of competent jurisdiction, approving a petition seeking reorganization of it or appointing a conservator, receiver, trustee, liquidator, or the like for it or for all or a substantial part of its assets, and such order, judgment, or decree continuing unstayed or in effect for any period of thirty (30) consecutive days, or an involuntary petition being filed against it in bankruptcy or seeking reorganization under the Bankruptcy Act (and the same not having been dismissed within sixty (60) days).

      "BOOK VALUE" means, with respect to any asset of the Partnership, the adjusted basis of such asset as of the relevant date for federal income tax purposes, except as follows:

            (i) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset as determined by all of the Partners; provided, that the Book Value of (x) all assets contributed as part of the Post Entities' Initial and Additional Capital Contributions and
(y) all assets contributed as a part of Denver Publishing's Initial Capital Contribution pursuant to the provisions of The Denver Newspaper Agency Contribution and Sale Agreement, as amended, a copy of which is appended as Exhibit A to this Agreement, after taking appropriate account of Denver Publishing's payment to Denver Post of the Sixty Million Dollars ($60,000,000) Purchase Price for a portion of its Percentage Interest therein, and the True-Up Contribution discussed and set forth in Section 1.6 of The Denver Newspaper Agency Joint Operating Agreement (as respectively set forth and described in Sections 1.1, 1.4 and 1.5 of that agreement), a copy of which is appended as Exhibit B to this Agreement, shall be deemed to be equal.

            (ii) the Book Value of all Partnership assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values as of the following times:

                  (A) the contribution of money or other property (other than a de MINIMIS amount) to the Partnership by a new or existing Partner as consideration for an interest in the Partnership;

                  (B) the distribution by the Partnership to a Partner of more than a de MINIMIS amount of money or Partnership property as consideration for an Interest in the Partnership; and,

                  (C) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1 (b)(2)(ii)(g);

            (iii) The Book Value of any property distributed to any Partner shall be adjusted to equal the gross fair market value (taking into account Code
Section 7701(g)) of such asset on the date of distribution as determined by the distributee and all of the Partners;

            (iv) the Book Value of the Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1 (b)(2)(iv)(m), PROVIDED HOWEVER, that Book Value shall not be adjusted pursuant to this subsection (iv) to the extent all of the Partners determine that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv); and,

            (v) if the Book Value of an asset has been determined or adjusted pursuant to subsections (ii), (iii) or (iv) above, any such adjustment shall be reflected in the Profits and/or Losses of the Partnership (for book purposes but not for tax purposes) and allocated among the Partners in accordance with
Section 4.2, and such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 4.2.

      The foregoing definition of Book Value is intended to comply with the provisions of Regulation Section 1.704-1 (b)(2)(iv) and shall be interpreted and applied consistently therewith.

      "BUSINESS DAY" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Colorado).

      "BUSINESS PLAN" means the business plan, which shall include the operating and capital budgets, for the Partnership for each fiscal year of the Partnership, as adopted and/or amended from time to time by the Management Committee.

      "CAPITAL ACCOUNT" means, for each Partner, the capital account maintained by the Partnership for such Partner as described in Section 4.1.

      "CAPITAL CONTRIBUTION" means the amount of money and the agreed fair market value of other property (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to Code Section
752) contributed by a Partner to the Partnership pursuant to Article III hereof.

      "CODE" means the Internal Revenue Code of 1986, as amended from time to time or any successor statute. A reference to the Code shall be deemed to include any mandatory or successor provisions thereto.

      "DENVER NEWSPAPER AGENCY CONTRIBUTION AND SALE AGREEMENT" means that certain Contribution and Sale Agreement, dated as of May 11, 2000, by and among the Post Entities, Denver Publishing, and the Post LLC, as amended by that certain First Amendment to Contribution and Sale Agreement, dated January 22, 2001.

      "DENVER NEWSPAPER AGENCY JOINT OPERATING AGREEMENT" means that certain Joint Operating Agreement, dated as of May 11, 2000, by and among the Post Entities, Denver Publishing, and the Post LLC, as amended by that certain First Amendment to Joint Operating Agreement, dated January 22, 2001.

      "DEPRECIATION" means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization or other cost recovery deduction for each Fiscal Year shall be determined under a method reasonably selected by the Management Committee.

      "EFFECTIVE DATE" shall have the meaning ascribed to it in The Denver Newspaper Agency Joint Operating Agreement.

      "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

      "EXCESS LOSSES" shall have the meaning ascribed to it in Section 4.2(c)(i) hereof.

      "EXCLUDED PAYABLES" means, with respect to the Post Entities or Denver Publishing, the current liabilities of either the Post Entities or Denver Publishing (but excluding any such liabilities of the LLP) in the nature of accounts payable or other accrued liabilities that are, as of the date hereof, properly accrued in accordance with generally accepted accounting principles, consistently applied.

      "EXECUTIVE OFFICERS" means the following officers of the Partnership: its president and chief executive officer, chief financial officer and any other individual who would be an "executive officer" of the Partnership as determined in accordance with Rule 3b-7 promulgated under the Securities Exchange Act of 1934.

      "FISCAL YEAR" means the fiscal year of the Partnership as defined in
Section 2.9 hereof.

      "GAAP" means generally accepted accounting principles, as in effect from time to time.

      "INTEREST" means, with respect to any Partner at any time, such Partners entire beneficial ownership interest in the Partnership at such time, including such Partners Capital Account, voting rights (if any), and right to share in Profits and Losses, all items of income, gain, loss, deduction and credit, distributions and all other benefits of the Partnership as specified in this Agreement, together with such Partner's obligations to comply with all of the terms of this Agreement. With respect to any person other than a Partner, "Interest" means the entirety of such person's rights and obligations with respect to the Partnership.

      "NET AVAILABLE CASH FROM OPERATIONS" has the meaning set forth in Section
5.2 hereof.

      "NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Regulation
Section 1.704-2(b)(1).

      "NONRECOURSE LIABILITY" shall mean any Partnership liability (or portion thereof) for which no Partner or a related person (as defined in Regulation
Section 1.752-4(b)) bears the economic risk of loss for that liability under Regulation Section 1.752-2, as described in Regulation Section 1.704-2(b)(3) and Regulation Section 1.752-1(a)(2).

      "PARTNER NONRECOURSE DEBT" has the meaning ascribed to such term in Regulation Section 1.704-2(b)(4).

      "PARTNER NONRECOURSE DEBT MINIMUM GAIN" means the aggregate amount of gain (of whatever character), determined for each Partner Nonrecourse Debt, that would be realized by the Partnership if it disposed of the Partnership property subject to such Partner Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration) determined in accordance with the provisions of Regulation Section 1.704-2(i)(2) and Regulation Section

1.704-2(i)(5) for determining a Partner's share of minimum gain attributable to a Partner Nonrecourse Debt.

      "PARTNER NONRECOURSE DEDUCTIONS" means the excess, if any, of (i) the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain during any Fiscal Year OVER (ii) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Partner Nonrecourse Debt that are allocable to an increase in Partner Nonrecourse Debt Minimum Gain, determined in accordance with the provisions of Regulation Section 1.704-2(l)(1) and 1.704-2(l)(2) after application of Regulation Section 1.704-2(k).

      "PARTNERSHIP MINIMUM GAIN" means the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Partnership, that would be realized by the Partnership if it disposed of the Partnership property subject to such liability in a taxable transaction in full satisfaction thereof (and for no other consideration) and by aggregating the amounts so computed, determined in accordance with Regulation Sections 1.704-2(d) and (k).

      "PERCENTAGE INTEREST" means, for Denver Post forty-nine percent (49%), for Eastern Colorado one percent (1%) and for Denver Publishing, fifty percent (50%), as may be adjusted from time to time in accordance with this Agreement.

      "PROFITS" and "LOSSES" means, for each Fiscal Year or part thereof, the taxable income or loss of the Partnership for such Fiscal Year determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

            (i) any income of the Partnership that is exempt from federal income tax shall be added to such taxable income or loss;

            (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulation Section
1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

            (iii) any Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

            (iv) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property;

            (v) in the event the Book Value of any Partnership asset is adjusted pursuant to Section (ii), (iii) or (iv) of the definition of Book Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such assets for purposes of computing Profits and Losses; and,

            (vi) such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof allocated pursuant to
Section 4.2(c) or Section 4.3.

      "REGULATIONS" means the income tax regulations promulgated under the Code by the Department of the Treasury, as such regulations may be amended from time to time.

      "REMAINING EXCLUDED PAYABLES" means, with respect to the Post Entities or Denver Publishing, an amount equal to (a) the aggregate amount of the Excluded

Payables of the Post Entities or Denver Publishing, respectively; less (b) the aggregate amounts previously distributed to the Post Entities or Denver Publishing, respectively, pursuant to Section 5.2(a).

      "SUBSTITUTE PARTNER" shall have the meaning ascribed in Section 9.3.

      "TAX MATTERS PARTNER" shall have the meaning ascribed in Section 6.3.

      "TRANSFER" means any sale, assignment, gift, hypothecation, pledge, encumbrance, alienation, mortgage or other disposition, whether voluntary or by operation of law, of an Interest or any portion thereof.

      "TRANSFEREE" means a purchaser, transferee, assignee (other than collateral assignees) or any other person who takes, in accordance with the terms of this Agreement, an Interest in the Partnership, and who thereby becomes bound by all the terms of this Agreement, regardless of whether such person becomes a Substitute Partner.

                                   ARTICLE II
                        THE LIMITED LIABILITY PARTNERSHIP

      2.1 FORMATION. The Partnership was formed on April 24, 2000 as a limited liability company by the filing of a Certificate of Formation with the Delaware Secretary of State. On January 22, 2000, the Partnership was converted to a limited liability partnership by the filing of a Certificate of Conversion with the Delaware Secretary of State. All of the Partners undertake hereafter to execute or cause to be executed from time to time all other instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts, in each case, as may be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of a limited liability partnership in the State of Delaware and all other jurisdictions where the Partnership shall desire to conduct its business.

      2.2 NAME. The name of the Partnership shall be "The Denver Newspaper Agency LLP," and its business shall hereafter be carried on in this name with such variations and changes, if any, as may be necessary or appropriate to comply with the requirements of the jurisdictions in which the Partnership's operations are conducted.

      2.3 BUSINESS PURPOSE. The purpose of the Partnership (the "Business Purpose") is to carry on any lawful business and to engage in any lawful act or activity for which a limited liability partnership may be formed under the Act or other applicable laws of the State of Delaware; PROVIDED, HOWEVER, that except as the Partners shall approve otherwise the Partnership's activities shall hereafter be limited to the publication of THE DENVER POST and DENVER ROCKY MOUNTAIN NEWS and such other activities as are set forth in the Denver Newspaper Agency Joint Operating Agreement that is attached as Exhibit B to this Agreement.

      2.4 REGISTERED AGENT. The registered office of the Partnership in the State of Delaware and its registered agent for service of process on the Partnership in the State of Delaware shall be as set forth in the Statement of Existence of the Partnership, as filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.

      2.5 TERM. The term of the Partnership shall continue until dissolved and liquidated in accordance with Article X hereof.

      2.6 PRINCIPAL PLACE OF BUSINESS. The Partnership shall maintain its principal place of business within the city of Denver, Colorado at such location or locations as it may from time to time select.

      2.7 TITLE TO PARTNERSHIP PROPERTY. Legal title to all property of the Partnership shall be held and conveyed in the name of the Partnership.

      2.8 THE PARTNERS. The name and place of residence of each Partner is as follows:

NAME                                 ADDRESS

The Denver Post Corporation          The Denver Post Corporation
                                     1560 Broadway, Suite 2100
                                     Denver, CO 80202

Eastern Colorado Production          c/o The Denver Post Corporation
Facilities, Inc.                     1560 Broadway, Suite 2100
                                     Denver, CO 80202

The Denver Publishing Company        The Denver Publishing Company
                                     400 West Colfax
                                     Denver, CO 80204

      2.9 FISCAL YEAR. Unless the Management Committee shall at any time otherwise determine, the fiscal year and taxable year of the Partnership shall hereafter end on December 31st of each year unless otherwise required by Section 706 of the Code.


      2.10 REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Each of the parties represents and warrants, severally and not jointly, that:

            (a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

            (b) It has all requisite power and authority to enter into this Agreement; the execution and delivery by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party; and this Agreement has been duly and validly executed and delivered by such party and constitutes (assuming the due and valid execution and delivery of this Agreement by the other party), the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms;

            (c) There is no litigation pending or, to the best knowledge of such party, threatened against such party which has a reasonable likelihood of materially and adversely affecting the operations, properties or business of the Partnership or any of such party's obligations under this Agreement;

            (d) The execution, delivery and performance by such party of this Agreement will not result in a breach of any of the terms, provisions or conditions of any agreement to which such party is a party which has a reasonable likelihood of materially and adversely affecting the operations, properties or business of the Partnership or such party's obligations under this Agreement;

            (e) The execution and delivery by such party of this Agreement and the continuation of the Partnership as a limited liability partnership does not require any filing by such party with, or approval or consent of, any governmental authority which has not already been made or obtained; and,

            (f) It is acquiring or has acquired its Interest for its own account for investment, without a view to, or for, resale in connection with the distribution thereof in violation of U.S. federal or state securities laws, and with no present intention of distributing or reselling any part thereof.

      2.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the parties contained in Section 2.10 of this Agreement are each made as of the date of this Agreement and shall survive until the dissolution of the Partnership.

                                   ARTICLE III
                       CAPITAL STRUCTURE AND CONTRIBUTIONS

      3.1 INITIAL CAPITAL CONTRIBUTION OF POST ENTITIES. Upon formation of the Partnership as a limited liability company, Denver Post made initial capital contributions on behalf of itself and Eastern Colorado to the Partnership equivalent to that set forth and described in Section 1.1 of The Denver Newspaper Agency Joint Operating Agreement (the "Initial Capital Contribution of Denver Post"); provided, however, that Denver Post rescinded a portion of such capital contributions pursuant to that certain Rescission Agreement (the "Rescission Agreement"), dated as of January 22, 2001, by and among the Post Entities, the Post LLC and Denver Publishing.

      3.2 CERTAIN ADDITIONAL CAPITAL CONTRIBUTIONS. On the Effective Date, as such term is defined in The Denver Newspaper Agency Joint Operating Agreement, but after the conversion of the Partnership described in Recital B hereto, (a) Post Entities shall make an additional capital contribution to the Company equivalent to (i) the Additional Capital Contribution of Denver Post set forth and described in Section 1.4 of The Denver Newspaper Agency Joint Operating Agreement, and (ii) any contributions that were rescinded by Denver Post pursuant to the Rescission Agreement (b) immediately after the capital contribution described in subparagraph (a) above, Denver Publishing shall purchase from Denver Post a Percentage Interest in the Partnership equal to $60,000,000 divided by the then fair market value of the Partnership's net assets and shall receive a Capital Account credit and Capital Contribution credit for such portion of Denver Post's Interest, which the parties agree shall for tax accounting purposes be $60,000,000, and (c) then Denver Publishing shall make a capital contribution equivalent to the Initial Capital Contribution of Denver Publishing set forth and described in Section 1.5 of that Agreement, such that after such occurrence, the Percentage Interests shall be 49% for Denver Post, 1% for Eastern Colorado, and 50% for Denver Publishing.

      3.3 OTHER CAPITAL CONTRIBUTIONS. In the event that the Partnership shall subsequent to the Effective Date require funds other than the Post Entities' Initial and Additional Capital Contribution and Denver Publishing's Initial Capital Contribution (as hereinbefore described) for any authorized business purpose, all such funds, unless duly authorized hereunder to be obtained from outside sources, shall be contributed by the Post Entities and Denver Publishing on identical terms and in equal shares, when and as such additional contributions may be duly authorized as otherwise provided herein.

      3.4 NO RIGHT TO RETURN OF CAPITAL CONTRIBUTIONS. No Partner shall hereafter have the right to have returned to it any portion of its Capital Contributions or be paid any distributions from the Partnership, except as provided in Articles V or X hereof.

      3.5 LOANS BY THIRD PARTIES. Subject to the provisions of Section 8.6 hereof, the Partnership may borrow funds from or enter into credit, guarantee, financing or refinancing arrangements for any purpose with any Partner (provided that each of the Partners is given reasonable notice and is afforded a pro rata opportunity to participate therein) or from any other person, upon such terms as the Management Committee determines appropriate.


                                   ARTICLE IV
               CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES

      4.1 CAPITAL ACCOUNTS. Each Partner shall have a capital account (a "Capital Account") which account shall be (1) increased by the amount of (a) the Capital Contributions of such Partner, (b) the allocations to such Partner of Profits and items of income or gain pursuant to Section 4.2, and (c) any

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positive adjustment to such Capital Account by reason of an adjustment to the
Book Value of Partnership assets (but only to the extent not included in (b)), and (2) decreased by the amount of (x) any cash and the Book Value of any property (net of liabilities secured by such property that such Partner is considered to assume or take subject to under Code Section 752) distributed to such Partner, (y) the allocation to such Partner of Losses and items of loss pursuant to Section 4.2, and (z) any negative adjustment to such Capital Account by reason of an adjustment to the Book Value of the Partnership assets (but only to the extent not covered in (y)). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation.

      4.2 BOOK ALLOCATION.

            (a) IN GENERAL. This Section 4.2 sets forth the general rules for book allocations of Profits, Losses and similar items to the Partners.

            (b) PROFITS AND LOSSES. After giving effect to the special allocations provided in Section 4.2(c), Profits and Losses shall be allocated to the Partners in proportion to their Percentage Interests.

            (c) SPECIAL RULES. Notwithstanding the general allocation rules set forth in Section 4.2(b), the following special allocation rules shall apply under the circumstances described.

                  (i) LIMITATION ON LOSS ALLOCATIONS. The Losses allocated to any Partner pursuant to Section 4.2(b) with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. All Losses in excess of the limitation set forth in this Section 4.2(c)(i) (the "Excess Losses") shall be allocated (1) first, to those Partners

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who will not be subject to this limitation, in the ratio that their Percentage
Interests bear to each other, and (2) second, any remaining amount to the Partners in the manner required by the Code and the Regulations.

                  (ii) QUALIFIED INCOME OFFSET. If in any Fiscal Year a Partner unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit for such Partner, then, before any other allocations are made under this Agreement except for allocations under 4.2(c)(iii), (iv), (v) and (vi) of this Agreement (which shall be made before any other allocations under this Agreement) or otherwise, such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 4.2(c)(ii) is intended to comply with the qualified income offset requirement of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  (iii) PARTNERSHIP MINIMUM GAIN CHARGEBACK. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, except as otherwise provided in Regulation Section 1.704-2(f), each Partner shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Partner's share of the net decrease in Partnership Minimum Gain during such Fiscal Year determined in accordance with Regulation Section 1.704-2(g). This Section 4.2(c)(iii) is

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intended to comply with the minimum gain chargeback requirement of Regulation
Section 1.704-2(f) and the ordering rules set forth in Regulation Section 1.704-2(j) and shall be interpreted consistently therewith.

                  (iv) PARTNER NONRECOURSE DEBT MINIMUM GAIN CHARGEBACK. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, then, except as otherwise provided in Regulation Section 1.704-2(i)(4), each Partner who has a share of Partner Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain during such Fiscal Year determined in accordance with Regulation Section 1.704-2(i)(4). This
Section 4.2(c)(iv) is intended to comply with the chargeback of partner nonrecourse debt minimum gain requirement of Regulation Section 1.7042(i)(4) and the ordering rules set forth in Regulation Section 1.704-2(j) and shall be interpreted consistently therewith.

                  (v) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions shall be allocated among the Partners in accordance with the ratio in which the Partners share the economic risk of loss for the Partner Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

                  (vi) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in proportion to their Percentage Interests.

                  (vii) LIMITED EFFECT AND INTERPRETATION. The special rules set forth in Sections 4.2(c)(i), (ii), (iii), (iv), (v) and (vi) (the "Regulatory Allocations") shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 4.2,

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taking into account such Regulatory Allocations, to be respected for federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Regulation Sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5 and shall be interpreted and applied consistently therewith.

                  (viii) CURATIVE ALLOCATIONS. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide the Partnership Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Partners in a manner consistent with Regulations Section 1.7041(b) and 1.704-2 so as to negate as rapidly as possible any deviation from the manner in which Partnership Profits, Losses and other items are intended to be allocated among the Partners pursuant to Section 4.2(b) that is caused by the Regulatory Allocations.

                  (ix) LIQUIDATING ALLOCATIONS. Upon the liquidation of the Partnership, Profits and Losses (or, if necessary, items thereof) shall be allocated so as to cause capital accounts to be in proportion to the Percentage Interests of the Partners.

                  (x) CHANGE IN REGULATIONS. If the Regulations incorporating the Regulatory Allocations are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations, in the opinion of independent tax counsel for the Partnership, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article IV would not be respected for federal income tax purposes, the Partners shall negotiate in good faith any amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Partners as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially

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changing the amounts allocable and distributable to any Partner pursuant to this
Agreement.

                  (xi) CHANGE IN PARTNERS' INTERESTS. If there is a change in any Partner's Percentage Interest during any Fiscal Year, allocations among the Partners shall be made in accordance with their Percentage Interests from time to time during such Fiscal Year in accordance with Code Section 706, using the closing-of-the-books method, except that Depreciation shall be deemed to accrue ratably on a daily basis over the entire Fiscal Year during which the corresponding asset is owned by the Partnership.

                  (xii) SPECIAL ALLOCATION. Prior to the allocation of Profits under Section 4.2(b) for any Fiscal Year, an amount of Profits equal to the special distribution described in Section 5.3 shall be allocated to Denver Post and Eastern Colorado in the same proportion as each participates in such special distribution. If there are not sufficient Profits in that Fiscal year, then Profits shall be allocated to Denver Post and Eastern Colorado in each such succeeding Fiscal Year until the cumulative Profits allocated under this Section 4.2(c)(xii) equal the Special Distribution.

      4.3 TAX ALLOCATIONS.

            (a) IN GENERAL. Except as set forth in Section 5.4(b), allocations for tax purposes of items of Profit, Loss and other items of gain, deduction, credit and distribution therefor, shall be made in the same manner as allocations for book purposes set forth in Section 5.1 and Section 5.2. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state and local income taxes and shall not affect or in any way be taken into account in computing, any Partner's Capital Account or share of Profit, Loss, other items or gain, deduction and distribution pursuant to any provision of this Agreement.

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            (b) SPECIAL RULES.

                  (i) ELIMINATION OF BOOK/TAX DISPARITIES. In determining a Partner's allocable share of Partnership taxable income, the Partner's allocable share of each item of Profits and Losses shall be properly adjusted to reflect the difference between such Partner's share of the adjusted tax basis and the Book Value of Partnership assets used in determining such item. For example, items of depreciation, amortization, and gain or loss with respect to any contributed property, or with respect to revalued property where Partnership property is revalued pursuant to Regulation Section 1.704-1(b)(2)(iv)(f), shall be allocated to the Partners under the remedial method as provided in Regulation
Section 1.704-3(d) unless Denver Publishing shall, in its reasonable discretion and with the consent of the Post Entities (which consent shall not unreasonably be withheld, provided that such other method or methods shall not result in an increase in the Special Distribution to Denver Post described in Section 5.3 hereof), select another method or methods allowable under Section 704(c) of the Code with respect to any or all of the Partnership's properties, in which case such other method or methods shall be used by the Partnership to determine the Partners' allocable share of the Partnership income. This Section 4.3(b)(i) is intended to comply with the requirements of Code Section 704(b) and Section 704(c) and Regulation Sections 1.704-1(b)(2)(iv)(d)(3) and 1.704-3 and shall be interpreted and applied consistently therewith.

                  (ii) ALLOCATION OF ITEMS AMONG PARTNERS. Except as otherwise provided in Section 4.3(b)(i), each item of income, gain, loss and deduction and all other items governed by Code Section 702(a) shall be allocated among the Partners in proportion to the allocation of Profits, Losses and other items to the Partners hereunder, provided that any gain recognized from any disposition of a Partnership asset that is treated as ordinary income because it is

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attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in the same ratio as the prior allocations of tax depreciation or amortization, but not in excess of the gain otherwise allocable to each Partner.

                  (iii) TAX CREDITS. Any tax credits shall be allocated among the Partners in accordance with Regulation Section 1.704-1 (b)(4)(ii), unless the applicable Code provision shall otherwise require.

            (c) CONFORMITY OF REPORTING. The Partners are aware of the income tax consequences of the allocations made by this Section 4.3 and hereby agree to be bound by the provisions of this Section 4.3 in reporting their shares of Partnership profits, gains, income, losses, deductions, credits and other items for income tax purposes.

            (d) EXCESS NONRECOURSE LIABILITIES. For purposes of determining a Partner's proportionate share of the excess nonrecourse liabilities of the Partnership within the meaning of Regulation Section 1.752-3(a)(3), the Partners' interests in the Partnership Profits are in proportion to their Percentage Interests.

                                    ARTICLE V
                                  DISTRIBUTIONS

      5.1 IN GENERAL. Except as otherwise provided herein, all distributions shall be made in proportion to the Partners' Percentage Interests.

      5.2 PERIODIC DISTRIBUTIONS. The Management Committee (or, at the Management Committee's direction, the President and Chief Executive Officer of the Partnership), on or before the last day of each month shall hereafter (i) determine the amount (x) of earnings or other Partnership funds available for distribution to the Partners and (y) the amount of working capital needed for the continuing operations of the business of the Partnership (including, without

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limitation, capital expenditures), and (ii) cause the excess, if any, of (x)
over (y) (the "Net Available Cash From Operations") to be distributed to the Partners (subject to Section 1.8 of the Denver Newspaper Agency Joint Operating Agreement, and the provisions of this Agreement relating to the Agency's retention of sums otherwise distributable to a Partner to discharge certain unpaid capital contributions or other obligations to the Agency and subject to the Partnership's being reimbursed for any Editorial Expenses it may have paid in the first instance on the Partners' behalf and any Total Excess Page Charges or Total Excess Color Charges that may then be owed by the Partners, as provided in the Denver Newspaper Agency Joint Operating Agreement). Except as otherwise provided herein or in Section 1.8 of the Denver Newspaper Agency Joint Operating Agreement, all distributions shall be made: (a) first, to each Partner with Remaining Excluded Payables, to the extent of any such Remaining Excluded Payables, until such Remaining Excluded Payables have been reduced to zero, and
(b) next, in proportion to the Partners' Percentage Interests. If a distribution of cash is deemed made pursuant to Section 5.2(b) and the distribution is not in proportion to the Partners' Percentage Interest, then the Management Committee shall adjust subsequent distributions as promptly as practicable so that the cumulative distributions deemed made pursuant to Section 5.2(b) are, in the aggregate, in proportion to the Partners' Percentage Interests.

      5.3 SPECIAL DISTRIBUTION. As of the Effective Date, the Tax Matters Partner shall determine the total adjusted basis for federal income tax purposes of all the assets of the Partnership (taking into account the contribution by Denver Post of the Additional Post Entities Contributed Assets as described in
Section 2.1 of the Denver Newspaper Agency Contribution and Sale Agreement immediately prior to and without regard to the contribution by Denver Publishing of the Denver Publishing Contributed Assets and without regard to the sale by Denver Post of a portion of its interest in the Partnership as described in
Section 3.1 of the Denver Newspaper Agency Contribution and Sale Agreement))

(the "Attributable Basis"). As of the Effective Date, the Tax Matters Partner shall then reduce the Attributable Basis as required to reflect the sale by Denver Post of a portion of its interest in the Partnership as described in
Section 3.1 of the Denver Newspaper Agency Contribution and Sale Agreement (the "Adjusted Attributable Basis"). The Tax Matters Partner shall next determine the present value of the total federal income tax depreciation deductions attributable to the Adjusted Attributable Basis allocable to Denver Post and Eastern Colorado (or their successors) using (x) a discount rate of seven percent (7%) per annum, and (y) the depreciable lives and depreciation methods used by the Partnership with respect to the assets reflected in the Adjusted Attributable Basis immediately before the admission of Denver Publishing as a Partner ("Present Value #1"). On the date which is the fifth (5th) anniversary of the Effective Date, the Tax Matters Partner shall determine the future value, as of such date, of Present Value #1 (the "Adjusted Present Value #1") and determine (1) the total federal income tax depreciation deductions with respect to all the assets contributed by Denver Post, Eastern Colorado and Denver Publishing under the Denver Newspaper Agency Contribution and Sale Agreement and allocable to Denver Post and Eastern Colorado or their successors under this Agreement, as then in effect (the "Attributable Depreciation Deductions") using the depreciable lives and depreciation methods then used by the Partnership and taking into account the Partnership's method or methods under Section 704(c) of the Code then in use, and (2) the present value, as of such date, of the Attributable Depreciation Deductions using a discount rate of seven percent (7%) per annum ("Present Value #2"). The Tax Matters Partner shall then compare Adjusted Present Value #1 and Present Value #2. If Adjusted Present Value #1 as

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so determined exceeds Present Value #2, then the Partnership shall immediately pay to Denver Post and Eastern Colorado (or their successors) their respective shares of an amount equal to one hundred twenty-three percent (123%) of such excess (the "Special Distribution"). However, if the amount of the Special Distribution exceeds three million dollars ($3,000,000), then the Partnership shall immediately pay three million dollars ($3,000,000) to the Post Entities and shall pay the remainder of the Special Distribution to the Post Entities, in amounts not to exceed three million dollars ($3,000,000) in any one Fiscal Year, in the Partnership's next succeeding Fiscal Year(s) until paid in full (with interest at a rate of seven percent (7%) per annum on any deferred portion of the Special Distribution, which interest amount shall be considered part of the Special Distribution).

      5.4 DISTRIBUTION IN EVENT OF SALE OF INTEREST IN COLORADO ROCKIES. Notwithstanding anything to the contrary in this Agreement, if the Partnership sells any interest that it owns in the Colorado Rockies baseball team, Denver Publishing shall receive the first $5,000,000 of proceeds of sale of such interest, and the balance of the proceeds, if any, shall be distributed in proportion to the Partners' Percentage Interests.

                                   ARTICLE VI
                             ACCOUNTING AND REPORTS

      6.1 BOOKS AND RECORDS.

            (a) The Partnership shall maintain or cause to be maintained at an office of the Partnership this Agreement and all amendments thereto and full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, Profits and Losses, and all other books, records and information required by the Act as necessary for recording the Partnership's business and affairs. The Partnership's books and records shall be maintained in accordance with GAAP except to the extent otherwise provided hereunder for purposes of maintaining Capital Accounts in accordance with Article IV hereof and calculating the Profits or Losses charged or credited thereto. Such documents, books and records shall be maintained at such office or such designated successor office until six (6) years after the termination and liquidation of the Partnership.

            (b) Each Partner shall, upon 24 hours' advance notice, have the right at reasonable times during usual business hours to inspect the facilities of the Partnership, to observe the Partnership's operations and to examine and make copies of the books of account including books and records of the Partnership relating to the reserves, assets, liabilities and expenses of the Partnership and expenditures by the Management Committee on behalf of the Partnership; PROVIDED, HOWEVER, that none of the foregoing activities shall be conducted in a manner that unreasonably interferes with the Partnership's operations or business or the Management Committee's management thereof. Such right may be exercised through any agent or employee of a Partner designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Partner making the request shall bear all expenses incurred in any inspection or examination made at such Partner's behest. Should any inspection or examination disclose any errors or improper charges, the Management Committee shall make, or cause to be made, appropriate adjustments therefor.

      6.2 REPORTS TO PARTNERS.

            (a) Each Partner shall be entitled to such periodic financial reports as are required to be furnished such Partners under the terms of the Denver Newspaper Agency Joint Operating Agreement.

            (b) The Partnership shall, in addition, provide to each Partner such information as may be necessary for it to comply with applicable financial reporting requirements of any competent governmental authorities or agencies or of any stock exchange on which the shares of any such Partner or Affiliate are listed including, without limitation, the New York Stock Exchange and the U.S. Securities and Exchange Commission, and such information regarding the financial position, business, properties or affairs of the Partnership as a Partner may reasonably request.

      6.3 TAX MATTERS PARTNER/ANNUAL TAX RETURNS.

            (a) Denver Publishing is hereby designated hereafter to serve as the "Tax Matters Partner" for federal income tax purposes pursuant to Section 6231 of the Code and is authorized to do whatever is necessary to qualify as such. Denver Publishing shall serve as the Tax Matters Partner until the end of the fourth taxable year following the Effective Date (the "Initial Tax Matters Term"). After the end of the Initial Tax Matters Term, Denver Post shall be the Tax Matters Partner for the next four taxable years of the Partnership. Thereafter, Denver Publishing and Denver Post shall serve alternate four year terms as the Tax Matters Partner, starting again with Denver Publishing. If a Partner resigns as the Tax Matters Partner, the Partner who is next due to serve as the Tax Matters Partner shall serve out the remainder of the term of the Partner who resigned. The Tax Matters Partner shall, as soon as practicable under the circumstances, inform each Partner of all tax-related matters that are, or have the reasonable potential to become, material to one or both Partners that come to its attention as Tax Matters Partner.

            (b) Notwithstanding the designation of a Partner as the Tax Matters
Partner:

                  (i) any right or power delegated by the Code to the Tax Matters Partner may be exercised by Absolute Majority Vote of the Management Committee;

                  (ii) no tax return, tax form or (except as provided in Section 6.5) any election shall be filed with or sent to the U.S. or any foreign government without the approval of the Management Committee. If an unresolvable dispute arises over any such return, form or letter of election, the Agency's firm of independent accountants or another firm of independent accountants, as selected by the Management Committee (by Absolute Majority Vote), shall be engaged to settle such dispute and the determination of the firm so selected shall be final;

                  (iii) each Partner shall have the right to review all information necessary to support any item on any tax return, tax form, letter or other tax-related document of the Partnership at least 30 days prior to the filing thereof.

            (c) The Tax Matters Partner shall prepare or cause to be prepared all tax or informational returns required of the Partnership and/or relating to the Partners, which returns shall be reviewed in advance of filing by the Partner's and the Partnership's independent accountants and shall be approved for filing and/or distribution to the Partners by the Management Committee. Within one hundred eighty (180) days after the end of each taxable year, the Tax Matters Partner shall. cause to be furnished to each Partner such information in the possession of the Tax Matters Partner or its Affiliate as may be requested by such Partner as necessary to timely fulfill such Partner's federal, state, local and foreign tax obligations, including Form K-1, or any similar form as may be required by the Code or the Internal Revenue Service (the "IRS") or, to the extent any such information is not in the Tax Matters Partner's possession, the Tax Matters Partner shall take all reasonable steps necessary to have such information provided to the requesting Partner. The Tax Matters Partner and the Management Committee shall consider in good faith, consistent with Section 6.3(a) and (b) hereof, any comments of the Partners with respect to such Form K-1 or similar form made within thirty (30) days of the Partner's receipt of a copy thereof. The Partners shall file their corporate returns in a manner consistent with the Partnership tax and information returns.

            (d) The Tax Matters Partner shall, consistent with the Business Plan, use its best efforts to do all acts and take whatever steps are required to maximize, in the aggregate, the federal, state and local income tax advantages available to the Partners and shall defend all tax audits and litigation with respect thereto. The Tax Matters Partner shall maintain the books, records and tax returns of the Partnership in a manner consistent with the acts, elections and steps taken by the Partnership.

            (e) The Tax Matters Partner shall be reimbursed for all out-of-pocket expenses reasonably and appropriately incurred in connection with its services on behalf of the Partnership.

      6.4 ACTIONS IN EVENT OF AUDIT. If any tax audit of any of the Partnership's books and records shall occur, each Partner shall, at the expense of the Partnership, be offered an appropriate opportunity to participate in such audit. No Partner may contest, settle or otherwise compromise assertions of the auditing agent which may be adverse to the Partnership or the other Partner without the approval of the Management Committee. The Management Committee may, if it determines that the retention of accountants or other professionals would be in the best interests of the Partnership, retain such accountants or other professionals, to assist in any such audits. The Partnership shall indemnify and reimburse the Management Committee or the Partners (as the case may be) for all expenses, including legal and accounting fees, claims, liabilities, losses, and damages reasonably and appropriately incurred by the Management Committee or the Partners in connection with any administrative or judicial proceeding with respect to any such tax audit of the Partnership's books and records. The payment of all such expenses to which this indemnification applies shall be made before any distributions are made to the Partners under Article V hereof. Neither the Tax Matters Partner nor any other Partner shall have any obligation to provide funds for or in connection with such audit, and the taking of any action and the incurring of any expense by the Management Committee or the Partners in connection with any such audit, except to the extent required by law, is a matter in the sole discretion of the Management Committee or the Partners, as the case may be.

      6.5 TAX ELECTION. The Tax Matters Partner shall, at the request of any Partner, cause the Partnership to file an election under Code Section 754 and the Regulations thereunder and a corresponding election under the applicable section of state and local law.

                                   ARTICLE VII
                               ACTIONS BY PARTNERS

      7.1 MEETINGS/ACTIONS BY PARTNERS. Meetings of the Partners shall hereafter be held at the place and time designated from time to time by any Partner upon at least five (5) business days prior written notice to the other Partners. Subject to the provisions of Section 7.3 hereof, such meetings may be in person or by telephone. Denver Post and Denver Publishing, whether present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the Partners. Subject to the provisions of this Agreement, any matter brought before a meeting of the Partners shall be decided by unanimous vote of the Partners present at a duly constituted meeting at which a quorum is present, except as otherwise expressly provided in this Agreement. The Chairman of the Management Committee (if present in person) shall preside at all meetings of the Partners. In the absence of the Chairman of the Management Committee, such other person as shall be selected by the unanimous vote of those in attendance shall preside over a meeting of the Partners. The Partnership shall promptly deliver written notice of any action taken at a meeting to any Partner not present at such meeting.

      7.2 CERTAIN MATTERS REQUIRING APPROVAL OF THE PARTNERS. The Partnership shall not hereafter, except with the approval of all of the Partners do any of the following, all of which shall be considered Reserved Matters for purposes of the Denver Newspaper Agency Joint Operating Agreement:

            (a) admit any new Partner or Substitute Partner to the Partnership and determine the terms upon which such new Partner or Substitute Partner is to be admitted;

            (b) require additional capital contributions or loans from the Partners;

            (c) sell, lease or otherwise dispose of any material assets of the Partnership, except in the ordinary course of the Partnership's business;

            (d) commit or cause the Partnership to acquire all or substantially all of the capital stock or all or substantially all of the assets of any person or business;

            (e) cause the Partnership to create, or enter into, as applicable, any consolidation, partnership, joint venture, association, trust or other business entity;

            (f) merge or consolidate with any person;

            (g) except as permitted pursuant to Article X of this Agreement, dissolve or liquidate the Partnership;

            (h) authorize the issuance of any securities by the Partnership, except as otherwise may be expressly permitted in this Agreement;

            (i) adopt or approve any amendment to this Agreement;

            (j) add to or change the Business Purpose of the Partnership; or

            (k) enter into any line of business not contemplated by the Partnership's Business Purpose.

      7.3 ACTION BY CONSENT. Any action permitted or required to be taken on behalf of the Partnership at any meeting of the Partners pursuant to Section 7.2 of this Agreement may be taken without a meeting, by written consent signed by the Partners required to approve such action, PROVIDED that each Partner is given notice of such proposed action at least 48 hours prior to the taking of such action and is provided a written copy of the action promptly after its adoption.

                                  ARTICLE VIII
                              MANAGEMENT COMMITTEE

      8.1 THE MANAGEMENT COMMITTEE. Except for matters which are reserved under the terms of this Agreement, by the Certificate of Formation or by the Act to be exercised, done or approved by the Partners, the business and affairs of the Partnership shall hereafter be managed under the direction and authority of the Management Committee, as hereinafter defined and instituted.

            (a) NUMBER, APPOINTMENT AND TERM OF MEMBERS OF THE MANAGEMENT COMMITTEE. The Management Committee shall hereafter be composed of four (4) members, two (2) of which shall be appointed collectively by Denver Post and Eastern Colorado and shall be the Chief Executive Officer and Chief Financial Officer of Denver Post (or their designees), and two (2) of which shall be appointed by Denver Publishing and shall be the Chief Executive Officer and Chief Financial Officer of The E. W. Scripps Company, an Ohio corporation and parent of Denver Publishing (or their designees). Each member of the Management Committee shall hereafter serve at the pleasure of the Partner or Partners appointing him (or of any Affiliate of such person who becomes a Substitute Partner subsequent to such appointment) and until his successor has been duly appointed, or until his resignation or removal. Commencing as of the Effective Date, a single member of the Management Committee shall be selected, as hereinafter provided, to serve as Chairman of the Management Committee for a four (4) year term and/or until the selection of his successor. The Chairman of the Management Committee shall preside over all meetings of the Management Committee and shall perform such other functions and responsibilities as the Partners (acting unanimously) or the Management Committee (acting by Absolute Majority Vote) may from time to time delegate to such person under the terms of this Agreement or otherwise. The Chairman of the Management Committee shall commencing as of the Effective Date be selected by the members of the Management Committee appointed collectively by Denver Post and Eastern Colorado, and thereafter the members of the Management Committee appointed by (i) Denver Publishing and (ii) Denver Post and Eastern Colorado collectively, shall alternate selecting such Chairman for a four (4) year term. The Management Committee (acting by Absolute Majority Vote) shall commencing upon the Effective Date appoint annually a President and Chief Executive Officer of the Partnership, reporting to it, to serve for a term of one year and until his or her successor is elected. The President and Chief Executive Officer shall thereafter oversee all activities of the Agency, consistent with the terms of this Agreement and The Denver Newspaper Agency Joint Operating Agreement, and in accordance with annual operating and capital budgets approved by the Management Committee. The Management Committee (acting by Absolute Majority Vote) may remove the President and Chief Executive Officer at any meeting and elect his or her successor. In the case of a deadlock with respect to any matter to be acted upon by the Management Committee (other than the election or removal of a President and Chief Executive Officer and such other matters as are reserved solely for decision by an Absolute Majority Vote of the Management Committee or by the Partners unanimously, all such matters, including, without limitation, election or removal of a President and Chief Executive Officer, being referred to hereinafter collectively as the "Reserved Matters"), the President and Chief Executive Officer of the Partnership shall be empowered to break such deadlock. Any deadlock concerning any Reserved Matter shall be resolved in accordance with
Section 13.1 hereof.

            (b) DUTIES AND POWERS. The Management Committee may exercise all such powers of the Partnership and may do all such lawful acts and things as are not (by statute, by the Certificate of Formation or by this Agreement) directed or required to be approved, exercised or done by the Partners.

      8.2 REMOVAL OF MEMBERS OF THE MANAGEMENT COMMITTEE; VACANCIES. A member of the Management Committee may be removed at any time, with or without cause, by the Partner or Partners who appointed such member (or by any Affiliate of such person who becomes a Substitute Partner subsequent to such appointment). Any vacancy on the Management Committee resulting from removal, resignation, death or incapacity shall be filled by the person who originally appointed the manager who resigned, was removed, died or became disabled (or by any Affiliate of any such person who becomes a Substitute Partner subsequent to such appointment).

      8.3 MEETINGS OF THE MANAGEMENT COMMITTEE; NOTICE. The Management Committee shall hereafter meet regularly quarterly at such time and place as may from time to time be determined by the Chairman of the Management Committee. Special meetings of the Management Committee may be called by any member of the Management Committee by notifying the Chairman of the Management Committee of such request. Any member of the Management Committee may attend any regular or special meeting of the Management Committee by telephone so long as such member can hear and be heard by all other members thereof in attendance. The Chairman shall give written notice of regular and special meetings of the Management Committee, stating the place, date and hour of the meeting, to each member of the Management Committee together with an agenda for such meeting. For regular quarterly meetings, such notice shall be provided at least 30 days prior to such meetings. For special meetings, such notice shall be provided at least five (5) business days before the date of the meeting. Notice may be delivered in person, by telecopy, fax, electronic mail or other means of written communication. The meetings of the Management Committee shall be convened by the Chairman, or in the absence or unavailability of the Chairman, by the member who requested the meeting.

      8.4 QUORUM. For all matters specified in a duly delivered notice of a meeting of the Management Committee, three members of the Management Committee shall constitute a quorum for the transaction of such business either in person or by telephone. Any member of the Management Committee who is unable to attend a meeting thereof may provide his proxy to any other member of the Management

Committee and such other member shall be empowered to act on behalf of the member providing such proxy in accordance with the instructions therein.

      8.5 VOTING. Any matter brought before the Management Committee shall be decided by a majority of the members of the Management Committee present, except as otherwise provided in this Agreement or as otherwise provided under the laws of the State of Delaware.

      8.6 CERTAIN MATTERS REQUIRING AN ABSOLUTE MAJORITY VOTE OF THE MANAGEMENT COMMITTEE. The Partnership shall not hereafter, notwithstanding any other provision of this Agreement, without the approval of an Absolute Majority of the Management Committee do any of the following, none of which shall be considered "Reserved Matters" for purposes of The Denver Newspaper Agency Joint Operating Agreement, except as hereinafter expressly noted:

            (a) except as otherwise expressly provided herein or in The Denver Newspaper Agency Joint Operating Agreement, determine the amount of Net Available Cash From Operations to be distributed to the Partners, or declare or otherwise cause a distribution to any Partner of cash or other assets or properties of the Partnership in any manner other than as set forth in Sections 5.1, 5.2 and 5.3 of this Agreement (a Reserved Matter);

            (b) approve or amend the annual Business Plans of the Partnership (a Reserved Matter);

            (c) except as otherwise required by law or governmental authority, change the financial accounting or tax principles used by the Partnership or the Partnership's fiscal year (a Reserved Matter);

            (d) commit or cause the Partnership to invest in or purchase the securities of, or any interests of, any person except short-term investments in U.S. Government securities, federally-insured certificates of deposit, repurchase agreements for such securities, or commercial paper rated AA or better by Moody's or its equivalent by a nationally recognized statistical rating organization;

            (e) commit or cause the Partnership to make aggregate capital expenditures in any Fiscal Year exceeding by $250,000 or more such amounts as are specified therefor in the then-applicable Business Plan (a Reserved Matter);

            (f) except in the ordinary course of business and other than with respect to operating leases or equipment leases/purchase money financings to the extent provided in subsection ,(k) hereof, commit or cause the Partnership to enter into any contract, agreement, understanding or transaction involving or requiring annual expenditures on the part of the Partnership exceeding by $250,000 or more such amounts as are specified therefor in the then-applicable Business Plan (a Reserved Matter);

            (g) employ or use the services of, or enter into any transaction with, any Partner or any affiliate thereof, directly or indirectly, except upon standard, commercial terms a (Reserved Matter);

            (h) advance, lend, or contribute to the capital of another person, any funds of the Partnership except for trade accounts receivables, upon behalf of the Partnership's customers, and except for customary employee advances, created in the ordinary course of the Partnership's business (a Reserved Matter);

            (i) pay, liquidate, settle, cancel, or otherwise dispose of, on behalf of the Partnership, any debts, suits, claims or demands ("Claim") by or against the Partnership, unless such a Claim involves only the payment of money and the amount of the Claim in question does not exceed $250,000;

            (j) unless specified in the then-applicable Business Plan, or except as otherwise provided in this Agreement, transfer or otherwise license or assign rights in any property of the Partnership other than in the ordinary course of the Partnership's business;

            (k) unless specified in the then-applicable Business Plan, commit or cause the Partnership (i) to borrow any funds; (ii) to enter into any operating leases involving aggregate annual lease payments in excess of $50,000; (iii) to enter into any equipment leases or purchase money financings of an aggregate principal amount in excess of $250,000 per year; or (iv) to encumber any of the assets or properties of the Partnership, except for such purchase money financings, other than to the extent such assets are encumbered on the date hereof (a Reserved Matter);

            (l) (i) assign any property of the Partnership in trust for creditors; (ii) institute any bankruptcy or insolvency proceeding; (iii) confess a judgment or enter into any agreement pursuant to which a judgment can be confessed; or (iv) submit a material Partnership claim or liability to arbitration or mediation, except as may otherwise be provided in this Agreement (a Reserved Matter);

            (m) unless specified in the then-applicable Business Plan, license or grant any other rights in any intellectual property of the Partnership outside of the ordinary course of business or delegate any marketing rights with respect to such intellectual property or the products of the Partnership (a Reserved Matter);

            (n) initiate any lawsuit on behalf of the Partnership where the amount in controversy exceeds $100,000 (a Reserved Matter); or

            (o) select an independent accounting firm other than the Partnership's independent auditors to act as an arbitrator to resolve tax related disputes among the Partners, as provided in Section 6.3(b)(ii) of this Agreement (a Reserved Matter);

            (p) elect or remove the President and Chief Executive Officer of the Partnership (a Reserved Matter).

            (q) dispose of, or fail to use in connection with the joint operating arrangement contemplated under The Denver Newspaper Agency Joint Operating Agreement, any of the properties and assets contributed by the Partners to the Agency (a Reserved Matter);

            (r) convert the Saturday Edition from tabloid format to broadsheet format (a Reserved Matter); or

            (s) determine whether or not to accept assignment of any contract, permit, license, authorization or instrument pursuant to The Denver Newspaper Agency Joint Operating Agreement.

      8.7 ACTION BY CONSENT. Any action required or permitted to be taken on behalf of the Partnership at any meeting of the Management Committee may hereafter be taken without a meeting by written consent signed by the number of members of the Management Committee required to approve such action, PROVIDED that each member of the Management Committee is given notice of such proposed action at least 48 hours prior to the taking of such action and is provided a written copy of the action promptly after its adoption.

                                   ARTICLE IX
                       Transfer of Partnership Interests;
                       ADDITIONAL AND SUBSTITUTE PARTNERS

      9.1 PROHIBITED TRANSFERS. Except as otherwise permitted herein or provided by law, no Partner may hereafter Transfer its Interest or any part thereof in any way whatsoever to any person. Any such Transfer in violation of this Article IX shall be null and void as against the Partnership and any and all other persons, and the transferring Partner shall be liable to the Partnership and the other Partners for all damages that they may sustain as a result of such attempted Transfer.

      9.2 PERMITTED TRANSFERS BY PARTNERS. Subject to Section 9.2(h), no Partner may hereafter Transfer all or any portion of its Interest to a Transferee who is not an Affiliate of a Partner unless the Partner has first complied with Section
9.5 of this Agreement. In addition, with respect to all transfers by a Partner of all or any portion of such Interest, no such transfer shall hereafter be made unless:

            (a) the Partner desiring to consummate such Transfer (the "Assigning Partner"), and the prospective Transferee shall each execute, acknowledge and deliver to the Partnership such instruments of transfer and assignment with respect to such Transfer and such other instruments as may be reasonably satisfactory in form and substance to the Management Committee;

            (b) the Transfer shall not violate any federal or state securities laws or other laws;

            (c) the Transfer shall not cause any nonrecourse debt that is not already Partner Nonrecourse Debt to become Partner Nonrecourse Debt;

            (d) the Transfer shall not result in or create a "prohibited transaction" as defined in Section 4975(c) of the Code, or result in or cause the Partnership or any Partner, or any Affiliate of a Partner, to be liable for any excise tax under Chapter 42 of the Code, or result in or cause any Interest or the Partnership's assets to become an asset of an employee benefit plan (as defined in Section 3(3) of ERISA);

            (e) the Transfer shall not cause any violation of or an event of default under, or result in acceleration of any indebtedness under, any note, mortgage, loan, or similar instrument or document to which the Partnership is a party;

            (f) the Transfer shall not cause a material adverse tax consequence to the Partnership or any of the Partners, including but not limited to any material adverse tax consequence resulting, directly or indirectly, from the termination of the Partnership under Section 708 of the Code; and,

            (g) the Transfer shall not cause the Partnership to be classified as an entity other than a partnership for purposes of the Code.

            (h) notwithstanding any other provision of this Agreement to the contrary, Eastern Colorado shall remain a Partner of the Partnership for at least five (5) years from the date hereof.

      9.3 SUBSTITUTE PARTNER. A Transferee of the entirety of an Interest (other than a Transferee pursuant to an Involuntary Transfer pursuant to Section 9.4 of this Agreement) who satisfies the conditions set forth in Section 9.2 hereof shall hereafter have the right to become a Partner in place of the Assigning Partner (a "Substitute Partner"), but only if all of the following conditions are satisfied:

            (a) the fully executed and acknowledged written instrument of assignment that has been filed with the Partnership sets forth a statement of the intention of the Assigning Partner that the Transferee become a Substitute Partner in its place;

            (b) the Transferee executes, adopts and acknowledges this Agreement (as it may be amended) and agrees to assume all the obligations of the Assigning Partner;

            (c) any costs of the Transfer incurred by the Partnership shall have been reimbursed by the Assigning Partner or the Transferee to the Partnership; and

            (d) the other Partner consents to the Transferee's becoming a Substitute Partner.

      9.4 INVOLUNTARY TRANSFERS.

            (a) Upon any Transfer hereafter of a Partner's Interest due to bankruptcy, or other insolvency, involuntary dissolution or liquidation of a Partner, or foreclosure or other exercise of any remedies by a party holding a security interest in the Interest of a Partner (each, an "Involuntary Transfer'), or upon the occurrence of a "Bankruptcy Event" with respect to any Partner, neither such Partner, nor any Transferee of a Partners Interest as a result of an Involuntary Transfer or a Bankruptcy Event shall thereafter be entitled to exercise any rights of a Partner, nor shall either thereby or thereafter be entitled to any Interest in the Partnership other than such rights as such Partner may have held, immediately prior to the occurrence of the Involuntary Transfer or Bankruptcy Event, in the Profits, Losses and/or capital of the Partnership. A Transferee by Involuntary Transfer of a Partner's Interest or a result of a Bankruptcy Event shall not become a Substitute Partner unless the remaining Partner consents. The Partnership may elect to purchase the Interest which is the subject of an Involuntary Transfer or which is held by a Partner that has suffered the occurrence of a Bankruptcy Event. Upon such election by the Partnership, the holder of such Interest shall transfer such Interest to the Partnership and shall be entitled to receive an amount equal to the fair market value of such Interest. The amount thus to be paid by the Partnership shall be paid out as follows: (i) 25% of such amount shall be paid by the Partnership in cash within 180 days of the Partnership's election to acquire such Interest; and (ii) the remainder of such amount shall be paid by the Partnership at such time as the Management Committee deems advisable, but in any case within two (2) years of the occurrence of the Involuntary Transfer or Bankruptcy Event. All amounts owing under the preceding clause (ii) shall accrue interest at a rate equal to the prime rate published by The Bank of New York until the date of payment. The Partner whose Interest was the subject of the Involuntary Transfer or who suffered the occurrence of the Bankruptcy Event shall remain fully liable to the Partnership for all such Partner's outstanding debts, obligations and liabilities to the Partnership incurred while it was a Partner.

            (b) (i) For the purposes of calculating the amount to be paid pursuant to the preceding sub-paragraph, "fair market value" as used therein shall be the amount that would be paid for the Interest in the Partnership as a going concern (taking into consideration the effects of the Involuntary Transfer or Bankruptcy Event), on a consolidated basis, by a willing buyer to a willing seller. The Partner who has suffered the Bankruptcy Event or the Transferee whose Interest is the subject of the Involuntary Transfer, as the case may be, and the remaining Partner may mutually agree as to the fair market value of the Interest in question. If such Partner or Transferee and the remaining Partner are unable to agree on such fair market value within fifteen (15) days of the remaining Partner's election to purchase the subject Interest, then fair market value shall be determined pursuant to Section 9.4(b)(ii) by two independent qualified appraisers, one to be appointed by the Partner or Transferee and one to be appointed by the remaining Partner.

            (ii) The two independent appraisers shall be appointed within fifteen (15) days after receipt by such Partner or Transferee of written notice from the remaining Partner of its decision to determine fair market value by appraisal. If either side fails to appoint an appraiser within such period, then its right to do so shall lapse and the appraisal made by the one independent appraiser who is timely appointed shall be the fair market value. If two appraisals are made, and if the two appraised values differ by less than 15% of the higher appraised value, fair market value shall be the average of the two appraisals, and if the two appraised values differ by more than 15% of the higher appraised value, the two appraisers shall jointly select a third appraiser and, the fair market value shall be the average of the two of the three appraisals that are closest together in amount. All appraisals shall be made within thirty (30) days of appointment of an appraiser, and written notice of the results of such appraisals shall be given to all parties within such 30-day period. The fair market value of the Partnership shall be determined in its entirety as a going concern, with such Partner or Transferee receiving a proportionate part of such total value based upon its Percentage Interest. In making any appraisal hereunder, all debts and liabilities shall be taken into account. Each party shall pay the fees of the appraiser selected by it, and each side shall share evenly the fees of the third appraiser, if any.

      9.5 RIGHT OF FIRST REFUSAL.

            (a) No Partner or any Transferee of all or any portion of a Partner's Interest may hereafter transfer all or any part of its Interest in the Partnership unless it has complied with the procedures of Section 9.2 and, except for transfers to an Affiliate of a Partner, first offers to sell such Interest to the other Partners pursuant to the terms of this Section 9.5. A Partner or any Transferee shall also similarly be required to offer to sell such Interest to the other Partners, pursuant to the terms of this Section 9.5, upon the occurrence of any of the following: (i) the sale of all or substantially all of the assets of such Partner or Transferee or of any person or entity directly or indirectly owning a majority of the outstanding voting capital stock or other voting equity interests of such Partner or Transferee (hereinafter a "Controlling Person"), or (ii) a merger, consolidation or other reorganization or a sale of capital stock of such Partner or Transferee or Controlling Person, whereby immediately following such merger, consolidation, reorganization or sale the shareholders of such Partner, Transferee, or Controlling Person immediately prior to such merger, consolidation, reorganization or sale own, directly or indirectly, less than a majority of the outstanding voting capital stock of such Partner, Transferee or Controlling Person or any other entity which may then directly or indirectly own a majority of the outstanding voting capital stock or other voting equity interests thereof. Each other Partner shall give the Partner or Transferee seeking to Transfer its Interest written notice of its election to purchase such Interest within 15 days of such other Partner's receipt of notice of the proposed Transfer.

            (b) A Partner or a, Transferee (in each case, the "Offering Party"), who (i) has received a "bona fide offer" to purchase all or any part of its Interest at a specified price which such Partner or Transferee plans to accept, or (ii) has consummated a transaction of the type specified in Section 9.5(a)(i) or (a)(ii), shall give written notice to the other Partners (the "Option Partners"), in the case of (i) above, setting forth the terms and price for the offer and the person or persons making the offer to purchase, and in the case of
(ii) above, setting forth the occurrence and date of such event. The portion of the Partners Interest subject to the bona fide offer in (i) above, and the entire Partner's Interest in (ii) above, shall be referred to herein as the "Offered Interest". The Option Partners shall have the right to purchase the Offered Interest at such specified price (in the case of (i) above) or at the value of the Interest as determined in accordance with Section 9.4(b) (in the case of (ii) above). If an Option Partner desires to purchase the Offered

Interest it shall give written notice to the Offering Party in the manner set forth in Section 13.2 hereof and to the Partnership, within fifteen (15) days following the date of receipt by such Option Partner of the Offering Party's notice, stating that it has elected to purchase and the Interest it seeks to purchase. Subject to Section 9.5(c), the closing of the sale and purchase of the Offered Interest shall be promptly completed, but in any event within sixty (60) days after the receipt of the Offering Party's notice by the Option Partners (or such later date as necessary to obtain any necessary regulatory approvals). At the closing, the Offering Party shall sell the Offered Interest, free and clear of all liens and encumbrances, and execute and deliver such assignment(s) and all other documents or other instruments of assignment or conveyance necessary to effect and evidence the assignment. At the closing, the Option Partner(s) shall deliver to the Offering Party cash, a certified or official bank check or shall pay by wire transfer of immediately available funds the purchase price for such Offered Interest that it has elected to purchase.

            (c) Notwithstanding the foregoing, if an Option Partner fails to consummate the closing of the Offered Interest it has elected to purchase, then the exercise of the right to purchase by such Option Partner shall not be effective and such Option Partner shall not have any right to purchase the Offered Interest. If an Option Partner does not elect to purchase all of the Offered Interest pursuant to this Section 9.5, then the Offering Party shall be free to sell the Offered Interest to the person named in the Offering Party's notice (in the case of 9.5(b)(i), which sale shall be on the terms and conditions stated in such notice and shall be completed as soon as practicable, or shall be free to retain such unsold Interest (in the case of (b)(ii)).

                                    ARTICLE X
                           DISSOLUTION AND LIQUIDATION

      10.1 DISSOLUTION. Except as provided in Section 10.2, the Partnership shall be dissolved upon the first to occur hereafter (each a "Dissolution Event") of:

            (a) The expiration of the term of the Denver Newspaper Agency Joint Operating Agreement, as such term is therein specified;

            (b) The sale, transfer or other disposition of all or substantially all the assets of the Partnership, including by condemnation or eminent domain;

            (c) The execution of an Agreement in writing among all the Partners to dissolve the Partnership;

            (d) The entry of a decree of judicial dissolution of the Partnership; or

            (e) Any other event that under the Act requires the Partnership to dissolve notwithstanding an agreement of the Partners to the contrary; it being recognized that a dissolution event set forth in the Act that can be altered or eliminated by an Agreement of the Partners shall be deemed to be altered or eliminated and not included within this Section 10.1. For purposes of this Agreement, a Dissolution Event shall not be deemed to include any other event.

      10.2 CLOSING OF AFFAIRS.

            (a) Upon the occurrence of a Dissolution Event, the Partners will meet and use their best efforts to develop a just and equitable plan for discontinuing and dissolving the Partnership and distributing its assets in kind between the Partners (after collection of all receivables and payment of all indebtedness and liabilities of the Partnership and all costs of dissolution and liquidation), in accordance with their respective Percentage Interests in the Partnership, so as to enable the Partners to resume separate publication of THE

DENVER POST and DENVER ROCKY MOUNTAIN NEWS, respectively, as independent businesses (a "Distribution Plan"). If the Partners agree on a Distribution Plan, the assets of the Partnership shall be distributed in accordance with the Distribution Plan, all licenses granted by the Partners shall automatically expire and terminate, and the Partnership shall thereupon be dissolved. Except as provided in the Distribution Plan and upon effective distribution of assets by the Partnership pursuant thereto, no Partner shall have any separate right, title or interest in or to any asset of the Partnership.

            (b) If the Partners are unable to agree upon a Distribution Plan the Partners shall commence to close the affairs of the Partnership, including payment of the Partnership's liabilities and making such distributions to the Partners as may be authorized hereunder and under the Denver Newspaper Agency Joint Operating Agreement, and to terminate the existence of the Partnership, in each instance in the manner as the Partners may reasonably determine to be appropriate. Upon complete liquidation of the Partnership's property and compliance with the distribution provisions set forth in Section 10.2(c) hereof, the Partnership shall cease its existence, and the Management Committee shall cause to be executed, acknowledged and filed all certificates necessary to terminate the Partnership.

            (c) In liquidating the Partnership, the assets of the Partnership shall be applied to the extent permitted by the Act in the following order of priority:

                  (i) FIRST, to pay the costs and expenses of the closing of the affairs and liquidation of the Partnership;

                  (ii) SECOND, to pay the matured debts and liabilities of the Partnership to third parties;

                  (iii) THIRD, to establish reserves adequate to meet any and all contingent or unforeseen liabilities or obligations of the Partnership, provided that at the expiration of such period of time as the Partners may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

                  (iv) FOURTH, to pay the matured debts and liabilities of the Partnership to the Partners including those arising pursuant to Section 1.8 of the Denver Newspaper Agency Joint Operating Agreement; and

                  (v) FIFTH, to all Partners in proportion to each Partner's Percentage Interest at the time of the distribution of the assets, except that Denver Publishing shall receive the first $5,000,000 of any proceeds from the sale of any interest in the Colorado Rockies baseball team owned by the Partnership and the balance of the proceeds, if any, shall be distributed in proportion to the Partners' Percentage Interests.

            10.3 ORDERLY LIQUIDATION. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation.

            10.4 DEFICIT UPON LIQUIDATION. Except to the extent otherwise provided in this Agreement or by law with respect to third-party creditors of the Partnership, upon liquidation, none of the Partners shall be liable to the Partnership for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Partnership.

                                   ARTICLE XI
                             AMENDMENTS TO AGREEMENT

      Amendments to this Agreement and to the Certificate of Registration of the Partnership shall be approved in writing by all of the Partners. An amendment shall become effective as of the date specified therein, or if none is specified as of the date of such approval or as otherwise provided in the Act.

                                   ARTICLE XII
                                 INDEMNIFICATION

      12.1 REMEDIES FOR BREACH. Except as otherwise limited by this Agreement, each Partner shall have such remedies at law or in equity or as provided in this Agreement for breach of the representations, warranties, obligations, and covenants of this Agreement by any other Partner.

      12.2 LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement, except with respect to actions, demands, proceedings or suits of third parties for which indemnification is required pursuant to Section 12.3, no Partner shall be liable to any other Partner or entity claiming by or through any other Partner for any lost profits or any special, incidental, consequential, or punitive loss or damage arising out of this Agreement or any breach thereof or any actions or omissions in connection therewith or as the result of any investment in the Partnership by any Partner, or any rights as an investor or Partner.

      12.3 INDEMNIFICATION BY PARTNERS FOR BREACH OF REPRESENTATIONS OR WARRANTIES.

            (a) INDEMNIFICATION. Each Partner (the "Indemnifying Partner") agrees to defend and hold harmless the Partnership, any other Partners and their affiliates, officers, directors, trustees, employees and agents, and any manager, officer, employee, or agent of the Partnership (each an "Indemnified Party") from and against any action, demand, proceeding or suit, whether civil, criminal, administrative or investigative (an "Action") threatened or brought against such Indemnified Party by a third party who is not the Partnership or a Partner or an Affiliate of any Partner or anyone claiming by or through the Partnership or a Partner, and based on a claim which if true would mean that the Indemnifying Partner had breached representations or warranties made by such Indemnifying Partner in Section 2.10 of this Agreement; PROVIDED, that such indemnification shall be limited to (i) all costs of defense (including, but not limited to, reasonable investigation costs, reasonable attorney fees and all other reasonable costs of defending the Action at all adjudicatory levels), (ii) any monetary amounts required to settle such Action or to satisfy any judgment, order, award, or similar requirement entered in any such Action, (iii) the costs and expenses incurred by the Partnership in complying with, or avoiding by settlement, any injunctive or other relief sought by the party bringing such Action, and (iv) any actual monetary damages incurred by each Partner other than the Indemnifying Partner.

            (b) NOTICE AND DEFENSES OF CLAIMS.

                  (i) The Indemnified Party shall give prompt written notice to the Indemnifying Partner of each Action that, in the opinion of the Indemnified Party, is likely to give rise to a right of indemnification under this Section 12.3; PROVIDED, however, that failure to give such notice of an Action shall not affect the obligations of the Indemnifying Partner under this Section 12.3 except to the extent the Indemnifying Partner has demonstrated actual damage caused by such failure. Such notice shall describe the Action in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the Indemnified Party.

                  (ii) Subject to the provisions of this Section 12.3, the Indemnifying Partner shall have the right to control and conduct at its own expense the defense and settlement of any such Action with counsel reasonably satisfactory to the Indemnified Party, PROVIDED, however, that the consent of all the Partners (other than the Indemnifying Partner) is required for any settlement which would materially affect the ability of the Partnership to engage in the business contemplated in its current Business Plan. Each Indemnified Party may also retain counsel at its own expense to participate in the defense of the Action.

                  (iii) After notice from the Indemnifying Partner of its election to control and conduct the defense and settlement of such Action, the Indemnifying Partner shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with defense and settlement of such Action. The Indemnified Party shall cooperate with the Indemnifying Partner in connection with any such Action by making personnel, books and records (to the extent not inconsistent with any applicable legal privilege) relevant to the Action available to the Indemnifying Partner, and grant such authorization as may reasonably be necessary in connection with the defense and settlement of any such Action.

                  (iv) In the event that the Indemnifying Partner does not wish to control and conduct the defense and settlement of any such Action, or any other Partner (other than the Indemnifying Partner) does not receive from the Indemnifying Partner reasonable assurances (when requested by such other Partner) that the Indemnifying Partner will have the financial resources to defend the Action and fulfill its indemnification obligations hereunder, the

Partnership shall have the right to control and conduct the defense and settlement of the Action without the participation of the Indemnifying Partner, and will not be required to obtain the consent of the Indemnifying Partner to any settlement of such Action.

                  (v) The Indemnified Party shall use its reasonable efforts consistent with sound business practice to mitigate the losses or damages for which indemnification is sought hereunder.

      12.4 INDEMNIFICATION BY PARTNERSHIP.

            (a) The Partnership shall indemnify any person or entity that was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership), by reason of the fact that such person or entity is or was a member of the Management Committee, a Partner, or officer or is or was serving at the request of the Partnership as a director, officer, employee, representative or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or entity in connection with such action, suit or proceeding if such person or entity acted in good faith and in a manner such person or entity reasonably believed to be in or not opposed to the best interest of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that such person or entity did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

            (b) The Partnership shall indemnify any person or entity that was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit in the right of the Partnership to procure a judgment in its favor by reason of the fact that such person or entity is or was a member of the Management Committee, a Partner or officer of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee, representative or agent of another entity, against expenses (including attorneys' fees) actually and reasonably incurred by him, her or it in connection with the defense or settlement of such action or suit if he, she or it acted in good faith and in a manner such person or entity reasonably believed to be in or not opposed to the best interests of the Partnership, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person or entity shall have been adjudged to be liable to the Partnership unless and only to the extent that a Delaware state court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person or entity is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

            (c) To the extent that a member of the Management Committee or a Partner or officer of the Partnership has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs
(a) and (b) of this Section 12.4, or in defense of any claim therein, he, she or it shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him, her or it in connection therewith.

            (d) Any indemnification under paragraphs (a) and (b) of this Section
12.4 (unless ordered by a court of competent jurisdiction) shall be made by the Partnership only as authorized in the specific case upon a determination that indemnification of the member of the Management Committee, a Partner or officer is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 12.4. Such determination shall be made (i) by the Management Committee by a majority vote of the members thereof who were not parties to such action, suit or proceeding (even if such persons constitute less than a quorum), (ii) if a majority of the disinterested members of the Management Committee (even if such persons constitute less than a quorum) so directs, by independent legal counsel in a written opinion or (iii) if no disinterested members of the Management Committee exist, by all Partners.

            (e) Expenses (including attorneys' fees) incurred by a member of the Management Committee or a Partner in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Partnership pursuant to this Section 12.4. Expenses (including attorneys' fees) incurred by officers of the Partnership shall be paid upon such terms and conditions, if any, as the Management Committee deems appropriate.

            (f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12.4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of the Partners or vote of the disinterested members of the Management Committee or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

            (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12.4 shall continue as to a person or entity who has ceased to be a member of the Management Committee, a Partner or officer and shall inure to the benefit of the heirs, executors, administrators, successors or permitted assigns of such person or entity.

            (h) Notwithstanding anything in this Section 12.4 to the contrary, the Partnership shall not have the obligation of indemnifying any person or entity with respect to proceedings, claims or actions initiated or brought voluntarily by such person or entity and not by way of defense.

            (i) The Partnership may purchase and maintain insurance or another arrangement on behalf of any person or entity who is or was a member of the Management Committee, a Partner, or an officer, employee, agent or other person or entity identified in this Section 12.4 against any liability asserted against such person or entity or incurred by such person or entity in such a capacity or arising out of the status of such a person or entity, whether or not the Partnership would have the power to indemnify such person or entity against that liability under this Section 12.4 or otherwise.

            (j) The indemnification set forth in this Section 12.4 shall in no event cause the Partners to incur any personal liability beyond their total Capital Contribution, nor shall it result in any liability of the Partners to any third party.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

      13.1 ARBITRATION.

            (a) Each Partner agrees that, in the event of any dispute between the Partners or their representatives on the Management Committee regarding a Reserved Matter (the "Dispute"), it will, in order to resolve such Dispute, negotiate reasonably and in good faith with the other Partners for a period of not more than ten (10) Business Days following notice of the Dispute delivered by either Partner to the other(s).

            (b) If the Dispute has not been resolved by negotiation pursuant to
Section 13.1(a) hereof, each Partner shall have the right to refer the Dispute to arbitration by giving notice to the other Partner(s). The notice shall identify the Dispute and a copy thereof shall be provided to the person serving at such time as President of the Newspaper Association of America ("NAA") or, if such person is interested in the Dispute or is not independent of each of the Partners, the most recent past president of the NAA who is not interested in the Dispute and who is independent of each of the Partners. The NAA President or past president receiving such notice is hereinafter referred to as the "Facilitator". Within fifteen (15) days of the receipt of the notice, the Facilitator shall appoint either himself or herself, or such other person qualified as stipulated herein, to serve as arbitrator of the Dispute (the "Arbitrator"). The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association or such other rules as the Arbitrator in his or her sole discretion shall select (in either case, the "Rules"). The procedural laws of the Federal Arbitration Act shall apply to the Arbitration, to the extent not inconsistent with the Rules. The Arbitrator appointed hereunder shall not be interested in the Dispute, shall be independent of each of the Partners, and shall be a professional with at least ten (10) years experience in the newspaper publishing industry at an executive level or otherwise a person of recognized competence or expertise in the field of newspaper publishing. The venue of the arbitration shall be in Denver, Colorado. In arriving at a decision, the Arbitrator shall consider the pertinent facts and circumstances. Parties shall have the right to present documentary evidence and witnesses and to cross-examine witnesses. The Arbitrator shall issue his or her findings and conclusions in writing. The decision of the Arbitrator shall be final and binding upon the parties, and no party shall seek recourse to a law court or other authorities to appeal for revisions of such decision. Each party shall be responsible for payment of its own expenses and the parties shall equally share the fees and expenses of the Arbitrator. On request of any party, a transcript of the hearing shall be prepared and made available to the parties. Judgment on the decision of the Arbitrator may be entered in any court having jurisdiction thereof.

            (c) Nothing in this Agreement shall preclude a Partner from seeking equitable or other relief from a court of competent jurisdiction when such relief is unavailable pursuant to the Rules.

            (d) The parties hereto agree that given the nature of the Reserved Matters any arbitration relating to a Dispute shall be conducted and concluded as expeditiously as possible, and the parties shall use their best efforts to that end.

      13.2 NOTICES. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing, directed or addressed to the respective addresses set forth in Schedule 13.2 attached hereto, and shall be either (i) delivered by hand,
(ii) delivered by a nationally recognized commercial overnight delivery service,
(iii) mailed postage prepaid by registered or certified mail, or (iv) transmitted by facsimile, with receipt confirmed. Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, when received in accordance with the records of such delivery service; (c) in the case of registered or certified mail, upon the date received by the addressee as determined by the U.S. Postal Service; and (d) in the case of facsimile notices, when electronic indication of receipt is received. Any party may change its address and telecopy number by written notice to the other parties given in accordance with this Section 13.2.

      13.3 CONFIDENTIALITY. Each of the Partners agrees that, except as required by law, legal process, government regulators, or as reasonably necessary for performance of its obligations or enforcement of its rights under this Agreement, without the prior written consent of the other Partners, it will treat and hold as confidential (and not disclose or provide access to any person other than such Partner's attorneys or accountants) and it will cause its Affiliates, officers, managers, partners, employees and agents to treat and hold as confidential (and not divulge, provide access to any person, or use to the detriment of any Partner or the Partnership) all confidential information disclosed by the Partnership and relating to (i) the business of the Partnership and (ii) any patents, inventions, designs, know-how, trade secrets or other intellectual property relating to the Partnership, in each case excluding (A) information in the public domain when received by such Partner or thereafter in the public domain through sources other than such Partner, (B) information lawfully received by such Partner from a third party not subject to a confidentiality obligation and (C) information developed independently by such Partner. The obligations of the Partners hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided, however, that prior to disclosing such confidential information to any party other than a governmental agency exercising its ordinary regulatory oversight of a Partner, a Partner shall notify the Partnership thereof, which notice shall include the basis upon which such Partner believes the information is required to be disclosed. This Section
13.3 shall survive for a period of four years with respect to any Partner that withdraws from the Partnership and, for any period of time agreed to by the Partners, with respect to any dissolution or termination of the Partnership pursuant to Article XI hereof.

      13.4 PUBLIC ANNOUNCEMENTS. Except as required by law, no party hereto will make any public announcement concerning this Agreement and the transactions contemplated hereby prior to the first mutually agreed upon announcement thereof without the consent of the other party and then only upon the maximum advance notice to the other party which is practicable under the circumstances.

      13.5 ENTIRE AGREEMENT, AMENDMENTS, ETC. This Agreement, The Denver Newspaper Agency Joint Operating Agreement, and The Denver Newspaper Agency Contribution and Sale Agreement constitute the entire agreement among all of the parties hereto relating to the subject matter hereof and supersede all prior contracts, agreements and understandings among all of them. No course of prior dealings among all of the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance and acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. All waivers, amendments and modifications of this Agreement must be confirmed in writing and must be approved by the Partners in the manner specified in Article XI of this Agreement. No waiver of any terms or conditions of this Agreement in any instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

      13.6 CONSTRUCTION PRINCIPLES. As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and Article and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

      13.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

      13.8 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid or unenforceable provision with a valid provision which closely approximates the intent and economic effect of the invalid or unenforceable provision.

      13.9 EXPENSES. Each Partner shall bear its own costs (including taxes) for all matters involved in the negotiation, execution and performance of this Agreement and related transactions unless otherwise specified herein, the Denver Newspaper Agency Contribution Agreement and/or the Denver Newspaper Agency Joint Operating Agreement.

      13.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to transactions taking place wholly within Delaware between Delaware residents.

      13.11 BINDING EFFECT. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon, and inure to the benefit of, the Partners and their respective permitted distributees, successors and assigns.

      13.12 ADDITIONAL DOCUMENTS AND ACTS. Each Partner agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

      13.13 NO THIRD PARTY BENEFICIARY. This Agreement is made solely for the benefit of the parties hereto and their permitted distributees, heirs, successors and assigns and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

      13.14 LIMITED LIABILITY PARTNERSHIP. To the extent permitted by law, the Partnership will be treated as a partnership for federal, state and local income tax purposes.

      IN WITNESS WHEREOF, each Partner has duly executed and become a party to this Agreement as of this 22nd day of January, 2001.


                                       THE DENVER POST CORPORATION


                                       By:  /S/ JOSEPH J. LODOVIC, IV
                                            ------------------------------------
                                            Joseph J. Lodovic, IV
                                            Executive Vice President and
                                             Chief Financial Officer


                                       EASTERN COLORADO PRODUCTION
                                        FACILITIES, INC.


                                       By:  /S/ JOSEPH J. LODOVIC, IV
                                            ------------------------------------
                                            Joseph J. Lodovic, IV
                                            Executive Vice President and
                                             Chief Financial Officer


                                       THE DENVER PUBLISHING COMPANY


                                       By:  /S/ KENNETH W. MACNAMEE
                                            ------------------------------------
                                            Name:  Kenneth W. MacNamee
                                            Title: Vice President-Finance